Exhibit 10.mm

CINERGY CORP. EXECUTIVE LIFE INSURANCE PLAN

ARTICLE I

NATURE AND PURPOSE OF PLAN

1.1                                 Type of Plan.  The name of this Plan is the Cinergy Corp. Executive Life Insurance Plan, effective January 1, 2004.  The Plan is maintained by the Company as an insured welfare plan for a select group of the Employer’s management or highly-compensated employees.

1.2                                 Purpose of Plan.  The purpose of the Plan is to provide executives with a portable and flexible insurance benefit.

ARTICLE II

DEFINITIONS AND RULES OF CONSTRUCTION

2.1                                 Definitions.  As used in the Plan, the following words and phrases, when capitalized, have the following meanings except when used in a context that plainly requires a different meaning:

(a)                                  “Base Salary” means the annual base rate of cash compensation payable by the Employer to a Participant.

(b)                                 “Board of Directors” means the duly constituted board of directors of the Company on the applicable date.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations thereunder.

(d)                                 “Committee” means the Benefits Committee of the Company.

(e)                                  “Company” means Cinergy Corp., a Delaware corporation, and any corporation that shall succeed to its business and adopt the Plan.

(f)                                    “Eligible Employee” means a management or highly compensated Employee who is selected by the Committee to participate in this Plan.

(g)                                 “Employee” means any person employed by the Employer as a common law employee, including officers of the Company or a Related Employer.

(h)           “Employer” means the Company and any Related Employer.

(i)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and interpretative rules and regulations thereunder.

(j)                                     “Insurance Policy” means one or more life insurance contracts issued by the Insurer on the life of a Participant.

(k)                                  “Insurer” means the insurance company or companies selected by the Company to which a Participant shall apply for insurance on the Participant’s life.

(l)                                     “Participant” means an Eligible Employee, or an Employee who is a former Eligible Employee, who has purchased an Insurance Policy pursuant to Section 4.1.

(m)                               “Plan” means this instrument, as amended from time to time, and the insured welfare benefit plan so established.

(n)                                 “Plan Year” means each calendar year commencing on or after January 1, 2004.

(o)                                 “Related Employer” means any affiliate of the Company that employs an Eligible Employee.

(p)                                 “Target Annual Bonus” means the annual target cash incentive compensation payable pursuant to the Cinergy Corp. Annual Incentive Plan or any other annual incentive compensation plan of the Company or an affiliate in which an Eligible Employee participates.

(q)                                 “Termination of Employment” means, with respect to a Participant, the cessation of the relationship of Employer and Employee between the Participant and the Employer for any reason.  A Participant shall not be treated as having incurred a Termination of Employment until the employment relationship between the Participant and all Related Employers has terminated.

2.2                                 Rules of Construction.  The following rules of construction shall govern in interpreting the Plan.  The provisions of this Plan shall be construed and governed in all respects under and by the internal laws of the State of Ohio, to the extent not preempted by federal law.  Words used in the masculine gender shall be construed to include the feminine gender, where appropriate, and vice versa.  Words used in the singular shall be construed to include the plural, where appropriate, and vice versa.  The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.  If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                                 Eligibility.  Participation in the Plan is limited to Eligible Employees.  It is intended that participation be limited to Employees who will qualify as members of a “select group of management or highly compensated employees” under Title I of ERISA.

3.2                                 Initial Participation.  An Employee may begin participation in the Plan by purchasing an Insurance Policy pursuant to Section 4.1 at any time after being selected as an Eligible Employee.

3.3                                 Status Change.  Upon the date an Employee is determined to no longer be an Eligible Employee, the Employer shall no longer have an obligation to provide premium payments pursuant to Section 4.1 below.

3.4                               Termination of Employment.  Upon a Participant’s Termination of Employment, his participation in the Plan shall cease and the Employer shall have no further obligation concerning his Insurance Policy.   Such person shall not be required to sell or otherwise relinquish ownership of the Insurance Policy.

ARTICLE IV

INSURANCE POLICY

4.1                                 Basic Coverage.

(a)                                  Purchase,  Initial Coverage.  In accordance with procedures prescribed by the Committee, a Participant shall apply to the Insurer for the purchase of an Insurance Policy providing a death benefit equal to the Participant’s Base Salary plus Target Annual Bonus, which amount shall be determined as of the time of application.

(b)                                 Premium Payments.  While a Participant is an Eligible Employee, any premium payment due and payable under the Participant’s Insurance Policy for the basic coverage described in Section 4.1(a) shall be paid by his Employer.  On or before the due date of each Insurance Policy premium, the Employer shall forward to the Insurer the full amount of the premium then due for each Participant.  If the Participant ceases to be an Eligible Employee, the Employer’s obligation to provide premium payments shall cease.

(c)                                  Coverage Adjustment.  If the Participant’s Base Salary or Target Annual Bonus increase at any time after the Participant applies for an Insurance Policy, the Committee may from time to time, but is not required to, increase the basic coverage offered under the Participant’s Insurance Policy and pay the corresponding increase in premiums.

4.2           Supplemental Coverage.

(a)                                  Purchase.  An Eligible Employee may purchase supplemental coverage from the Insurer in accordance with procedures prescribed by the Committee.

(b)                                 Premium Payments.  The Eligible Employee shall pay any premium amounts associated with any supplemental coverage.   The Eligible Employee may, pursuant to procedures prescribed by the Committee, authorize his Employer to make such payments on his behalf using any resources provided by his Employer (including but not limited to withholding from Base Salary or using amounts credited to his financial planning allowance).

4.3                                 Incidents of Ownership.  Neither the Company nor any Employer shall have any rights or incidents of ownership with respect to any Insurance Policy.  Each Participant shall own his Insurance Policy and shall be entitled to exercise all rights of ownership concerning such Insurance Policy.

ARTICLE V

ADMINISTRATION

5.1                                 Administrator.  The Committee shall be the administrator of the Plan.

5.2                                 Notices.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or its designate.  The notice or filing shall be deemed made as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

5.3                                 Powers and Duties of the Committee.  Subject to the specific limitations stated in this Plan, the Committee shall have the following powers, duties, and responsibilities:  to carry out the general administration of the Plan; to cause to be prepared all forms necessary or appropriate for the administration of the Plan; to keep appropriate books and records; to determine amounts to be distributed to Insurers under the provisions of the Plan; to determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants under the Plan; to issue, amend, and rescind rules relating to the administration of the Plan, including a claims procedure, to the extent those rules are consistent with the provisions of this document; to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this document; and to interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1                                 Amendment.  The Company reserves the right to amend the Plan at any time by action of the Board of Directors or the Committee, with written notice given to each Participant in the Plan.

6.2                                 Termination.  The Company reserves the right to terminate the Plan, by action of the Board of Directors or the Committee, at any time it deems appropriate.  Upon termination of the Plan, no further premiums shall be made by any Employer to the Insurer.

ARTICLE VII

MISCELLANEOUS

7.1                                 Relationship.  Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, Participants or any other persons.  The Plan is intended to be unfunded for purposes of the Code and ERISA.  The rights of Insurers to receive payment and of Participants to have payments made on their behalf under the Plan is strictly a contractual right of payment.  This Plan does not grant, nor shall it be deemed to grant Insurers, Participants or any other person any interest or right to any of the funds, property, or assets of the Employer other than as an unsecured general creditor of the Employer.

7.2                                 Other Benefits and Plans.  Nothing in this Plan shall be deemed to prevent Participants from receiving, in addition to the benefits provided for under this Plan, any benefits that may be provided to them at any time under any other present or future retirement or incentive plan of the Employer.

7.3                                 Anticipation of Benefits.  Any premium payments that may be made under this Plan shall not be subject to attachment, garnishment, execution, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

7.4                                 No Guarantee of Continued Employment.  Nothing contained in this Plan or any action taken under the Plan shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Employer.  The Employer specifically reserves the right to terminate any Participant’s employment at any time with or without cause, and with or without notice or assigning a reason, subject to the terms of any written employment agreement between the Participant and the Employer.

7.5                                 Waiver of Breach.  The Company’s or the Committee’s waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant.

7.6                                 Protective Provisions.  Each Participant shall cooperate with the Company and the Committee by furnishing any and all information requested by the Company or the Committee in order to facilitate the payment of benefits under the Plan, and by taking any other relevant action as may be requested by the Company or the Committee.  If any Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under this Plan.

7.7                                 Benefit.  This Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns.

7.8                                 Responsibility for Legal Effect.  Neither the Committee nor the Company makes any recommendations or warranties, express or implied, or assumes any responsibility concerning the legal context or other implications or effects of this Plan or of any Insurance Policy.

7.9                                 Tax Withholding.  The Employer may withhold from any premiums payable hereunder, or any other available sources, any amounts required to be withheld under applicable tax laws.

Cinergy Corp. has caused this document to be executed by its duly authorized officer, as of the 18th day of December, 2003.

By:	/s/ Timothy J. Verhagen

Timothy J. Verhagen
Vice President of Human Resources